NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1
CORELOGIC REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS

Revenue Growth and Margin Expansion Highlight Strong Operating Performance;
2018 Full-Year Financial Guidance Enhanced

Irvine, Calif., July 25, 2018 - CoreLogic (NYSE: CLGX), a leading global provider of property information, insight, analytics and data-enabled solutions, today reported financial results for the quarter ended June 30, 2018. Operating and financial highlights for the second quarter appear below.

•
Revenues of $488 million were up 3% reflecting growth in the Property Intelligence & Risk Management (PIRM) segment and market outperformance in the Underwriting & Workflow Solutions (UWS) segment and favorable revenue recognition timing associated with the amendment of a long-term contract, which more than offset the impact of lower U.S. mortgage origination volumes.

•	Operating income rose 14% to $90 million attributable to the benefits of cost management and productivity programs, revenue growth including favorable revenue recognition timing and business mix.

•	Net income from continuing operations increased $17 million, or 42%, to $59 million.

•	Diluted EPS from continuing operations rose 48% to $0.71. Adjusted diluted EPS totaled $1.00, up 39%.

•	Adjusted EBITDA rose 18% to $159 million. Adjusted EBITDA margin was up 410 basis points to 33%.

•	A total of 872,000 common shares were repurchased in the second quarter.

•	The Company enhanced its full-year 2018 financial guidance for adjusted EBITDA and adjusted EPS.

“CoreLogic delivered a very strong set of operating and financial results in the second quarter and first half of 2018. We grew the top line, expanded operating income and adjusted EBITDA margins and generated strong free cash flow despite lower U.S. mortgage activity. I believe this is a clear and important demonstration of the durability and resiliency of our business model as well as the progress we are making toward achieving our longer-term profitability targets,” said Frank Martell, President and Chief Executive Officer of CoreLogic.

"We head into the balance of 2018 and beyond, excited by the opportunities inherent in our strategic plan which is focused on delivering unique, must-have insights that power and connect the global housing ecosystem. We remain focused on employing our market leadership to secure opportunities presented by the evolving purchase-driven mortgage cycle in the U.S. In addition, our insurance & spatial solutions and international businesses provide us with opportunities for high margin non-cyclical growth,” Martell added.

Second Quarter Financial Summary
Second quarter revenues totaled $488 million compared with $474 million in the same 2017 period, an increase of 3%.  PIRM revenues rose 4% to $183 million driven primarily by organic growth in property insights, including real estate-related and international operations, as well as contributions from insurance & spatial solutions acquisitions completed in 2017. UWS segment revenues were up 3% to $308 million despite a more than 10% decline in U.S. mortgage loan unit volumes and the impact of the wind down of certain non-core product lines. The positive year-over-year growth trend resulted principally from organic growth and the benefit of accelerated revenue recognition (approximately $23 million) resulting from the amendment of a long-term contract. UWS revenue growth also benefited from the scaling of CoreLogic’s valuations solutions platform through the acquisitions of Mercury Network and a la mode technologies (ALM).

Operating income totaled $90 million for the second quarter compared with $78 million for the second quarter of 2017. The 14% year-over-year increase in operating income was principally attributable to revenue growth upsides discussed previously, favorable business mix and gains from cost management and productivity programs. Second quarter operating income margin was up approximately 180 basis points to 18%.

Second quarter net income from continuing operations totaled $59 million compared with $41 million in the same 2017 period. The increase was primarily attributable to operating upsides outlined previously. Second quarter diluted EPS from continuing operations totaled $0.71 compared with $0.48 in 2017.  Adjusted diluted EPS totaled $1.00, up from $0.72 in the second quarter of 2017.

Adjusted EBITDA aggregated $159 million in the second quarter compared with $135 million in the prior year period. The 18% increase in adjusted EBITDA was principally attributable to revenue growth, improved business mix and cost productivity partially offset by the impact of lower U.S. mortgage market volumes. PIRM adjusted EBITDA increased 2% to $60 million.  UWS adjusted EBITDA rose 26% to $104 million driven by organic growth, including the previously mentioned revenue recognition benefit of approximately $23 million resulting from the amendment of a long-term contract, as well as the scaling of CoreLogic’s valuations solutions platform, which more than offset lower U.S. mortgage loan unit volumes and the wind down of certain non-core product lines. Adjusted EBITDA margin was up approximately 410 basis points to 33%.

Productivity Programs
As previously announced, the Company intends to incur cash and non-cash charges of approximately $15 million over the course of 2018 relating to its expansion of certain efficiency programs and infrastructure enhancements. These charges will be reflected in the Company’s GAAP financial results and will be excluded from Adjusted EBITDA and Adjusted EPS metrics which are non-GAAP measures. This program is expected to increase overall margins in line with long term strategic targets by improving operating efficiency and accelerating the transformation of certain technology and data platforms. In addition, the Company expects to further consolidate its real estate footprint, reduce SG&A costs and automate and/or outsource certain business activities.

Liquidity and Capital Resources
As of June 30, 2018, the Company had cash and cash equivalents of $85 million compared with $119 million at December 31, 2017. Total debt as of June 30, 2018 was $1,830 million versus $1,777 million as of December 31, 2017. As of June 30, 2018, the Company had available capacity on its revolving credit facility of $580 million.

Net operating cash provided by continuing operations for the twelve months ended June 30, 2018 was $392 million. Free cash flow (FCF) for the twelve months ended June 30, 2018 totaled $314 million, which represented 61% of adjusted EBITDA. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets.

In April 2018, the Company acquired ALM for $120 million which was funded through available capacity on its revolving credit facility. ALM is headquartered in Oklahoma City and provides subscription based software solutions to more than 40,000 appraiser professionals across the United States.

In the second quarter of 2018, the Company repurchased 872,000 of its common shares for $45 million.

Updated Financial Guidance and Assumptions
Based on the actual first half financial results and currently available projections of market conditions including U.S. origination market volumes for the second half of 2018, the Company is providing the following updates to its 2018 full year guidance:

($ in millions except adjusted EPS)	January 31, 2018 Outlook/Guidance	July 25, 2018 Guidance Update
Revenue	$1,825 - $1,875	$1,825 - $1,875
Adjusted EBITDA(1)	$455 - $485	$480 - $500
Adjusted EPS(1)	$2.45 - $2.65	$2.70 - $2.85
(1) Definition of adjusted results, as well as other non-GAAP financial measures used by management, is included in the Use of Non-GAAP Financial Measures section found at the end of the release.

The revised 2018 guidance ranges provided above reflect the following updated estimates and assumptions:

•	U.S. mortgage loan origination unit volumes expected to decline approximately 10% to 15% from 2017 levels.

•
A full-year net benefit of approximately $20 million attributable to accelerated revenue recognition resulting from the amendment of a long-term contract discussed earlier. This benefit is expected to be partially offset by increased research and development costs of approximately $5 to $10 million related to the enhancement of the Company’s data visualization and solutions delivery capabilities.

Teleconference/Webcast
CoreLogic management will host a live webcast and conference call on Thursday, July 26, 2018, at 8:00 a.m. Pacific time (11:00 a.m. Eastern Time) to discuss these results. All interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com. Alternatively, participants may use the following dial-in numbers: 1-844-861-5502 for U.S./Canada callers or 412-858-4604 for international callers. Additional detail on the Company's results are included in the quarterly financial supplement, available on the Investor Relations page at http://investor.corelogic.com.

A replay of the webcast will be available on the CoreLogic investor website for 10 days and through the conference call number 1-877-344-7529 for U.S. participants, 855-669-9658 for Canada participants or 1-412-317-0088 for international participants using Conference ID 10121379.

Media Contact: Alyson Austin, office phone: 949-214-1414, e-mail: alaustin@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com

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About CoreLogic

CoreLogic (NYSE: CLGX) is a leading global property information, analytics and data-enabled solutions provider. The Company's combined data from public, contributory and proprietary sources includes over 4.5 billion records spanning more than 50 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, and the public sector. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed solutions. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in North America, Western Europe and Asia Pacific. For more information, please visit www.corelogic.com.

Safe Harbor / Forward Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's productivity excellence, the Company's overall financial performance, including future revenue, adjusted EBITDA and adjusted EPS growth, and the Company's margin, tax rate and cash flow profile; and the Company's plans to continue to return capital to shareholders through the share repurchase program. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K. These additional risks and uncertainties include but are not limited to: our ability to protect our information systems against data corruption, cyber-based attacks or network security breaches; limitations on access to or increase in prices for data from external sources, including government and public record sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; systems interruptions that may impair the delivery of our products and services; difficult conditions in the mortgage and consumer lending industries and the economy generally; our ability to protect proprietary rights; our technology and growth strategies and our ability to effectively and efficiently implement them; risks related to the outsourcing of services and international operations; our indebtedness and the restrictions in our various debt agreements; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; the inability to control the operations or dividend policies of our partially-owned affiliates; and impairments in our goodwill or other intangible assets. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

This press release contains certain non-GAAP financial measures which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the most directly comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. The Company is not able to provide a reconciliation of projected adjusted EBITDA or projected adjusted earnings per share to respective GAAP results due to the unknown effect, timing and potential significance of special charges or gains.

The Company believes that its presentation of non-GAAP measures, such as adjusted EBITDA, adjusted EPS and FCF, provides useful supplemental information to investors and management regarding the Company's financial condition and results. Adjusted EBITDA is defined as net income from continuing operations adjusted for interest, taxes, depreciation and amortization, stock compensation, non-operating gains/losses and other adjustments. Adjusted EPS is defined as income from continuing operations per diluted share, adjusted for stock compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments, then tax affected at an assumed effective tax rate of 26% and 35% for 2018 and 2017, respectively. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. Other firms may calculate non-GAAP measures differently than CoreLogic, which limits comparability between companies.

(Additional Financial Data Follow)

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2018	2017	2018	2017
Operating revenues	$488,401	$473,978	$933,301	$913,829
Cost of services (excluding depreciation and amortization shown below)	239,346	249,162	478,735	501,128
Selling, general and administrative expenses	112,022	103,552	226,974	215,400
Depreciation and amortization	47,396	42,871	93,536	86,343
Total operating expenses	398,764	395,585	799,245	802,871
Operating income	89,637	78,393	134,056	110,958
Interest expense:
Interest income	224	592	754	930
Interest expense	18,987	14,535	36,679	28,666
Total interest expense, net	(18,763)	(13,943)	(35,925)	(27,736)
Gain/(loss) on investments and other, net	2,128	(4,353)	2,289	(3,418)
Income from continuing operations before equity in earnings/(losses) of affiliates and income taxes	73,002	60,097	100,420	79,804
Provision for income taxes	17,307	18,635	16,596	24,909
Income from continuing operations before equity in earnings/(losses) of affiliates	55,695	41,462	83,824	54,895
Equity in earnings/(losses) of affiliates, net of tax	2,837	(280)	3,070	(1,004)
Net income from continuing operations	58,532	41,182	86,894	53,891
(Loss)/income from discontinued operations, net of tax	(16)	78	(91)	2,495
Gain from sale of discontinued operations, net of tax	—	—	—	312
Net income	$58,516	$41,260	$86,803	$56,698
Basic income per share:
Net income from continuing operations	$0.72	$0.49	$1.07	$0.64
(Loss)/income from discontinued operations, net of tax	—	—	—	0.03
Gain from sale of discontinued operations, net of tax	—	—	—	—
Net income	$0.72	$0.49	$1.07	$0.67
Diluted income per share:
Net income from continuing operations	$0.71	$0.48	$1.05	$0.63
(Loss)/income from discontinued operations, net of tax	—	—	—	0.03
Gain from sale of discontinued operations, net of tax	—	—	—	—
Net income	$0.71	$0.48	$1.05	$0.66
Weighted-average common shares outstanding:
Basic	81,284	84,548	81,269	84,490
Diluted	82,440	86,097	82,685	86,224

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in thousands, except par value)	June 30,	December 31,
Assets	2018	2017
Current assets:
Cash and cash equivalents	$85,031	$118,804
Accounts receivable (less allowance for doubtful accounts of $7,187 and $8,229 as of June 30, 2018 and December 31, 2017, respectively)	256,225	256,595
Prepaid expenses and other current assets	52,438	47,220
Income tax receivable	16,332	7,649
Total current assets	410,026	430,268
Property and equipment, net	453,780	447,659
Goodwill, net	2,317,410	2,250,599
Other intangible assets, net	492,120	475,613
Capitalized data and database costs, net	326,868	329,403
Investment in affiliates, net	42,305	38,989
Deferred income tax assets	127	366
Other assets	114,197	104,516
Total assets	$4,156,833	$4,077,413
Liabilities and Equity
Current liabilities:
Accounts payable and other accrued expenses	$159,975	$145,655
Accrued salaries and benefits	64,174	93,717
Contract liabilities, current	322,700	303,948
Current portion of long-term debt	49,658	70,046
Total current liabilities	596,507	613,366
Long-term debt, net of current	1,759,050	1,683,524
Contract liabilities, net of current	511,837	504,900
Deferred income tax liabilities	106,815	102,571
Other liabilities	158,385	165,176
Total liabilities	3,132,594	3,069,537

Stockholders' equity:
Preferred stock, $0.00001 par value; 500 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00001 par value; 180,000 shares authorized; 80,944 and 80,885 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	1	1
Additional paid-in capital	186,816	224,455
Retained earnings	940,314	877,111
Accumulated other comprehensive loss	(102,892)	(93,691)
Total stockholders' equity	1,024,239	1,007,876
Total liabilities and equity	$4,156,833	$4,077,413

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	For the Six Months Ended
	June 30,
(in thousands)	2018	2017
Cash flows from operating activities:
Net income	$86,803	$56,698
Less: (Loss)/income from discontinued operations, net of tax	(91)	2,495
Less: Gain from sale of discontinued operations, net of tax	—	312
Net income from continuing operations	86,894	53,891
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	93,536	86,343
Amortization of debt issuance costs	2,744	2,870
Provision for bad debt and claim losses	7,480	7,939
Share-based compensation	19,799	20,939
Equity in (earnings)/losses of affiliates, net of taxes	(3,070)	1,004
Gain on sale of property and equipment	(19)	(231)
Deferred income tax	8,743	6,193
(Gain)/loss on investment and other, net	(2,289)	3,418
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	259	(2,070)
Prepaid expenses and other current assets	(6,075)	(4,161)
Accounts payable and other accrued expenses	(27,234)	(74,371)
Contract liabilities	(13,692)	24,675
Income taxes	(9,704)	(13,445)
Dividends received from investments in affiliates	775	1,097
Other assets and other liabilities	(9,732)	22,357
Net cash provided by operating activities - continuing operations	148,415	136,448
Net cash (used in)/provided by operating activities - discontinued operations	(4)	3,663
Total cash provided by operating activities	$148,411	$140,111
Cash flows from investing activities:
Purchases of property and equipment	$(21,378)	$(20,237)
Purchases of capitalized data and other intangible assets	(18,589)	(17,202)
Cash paid for acquisitions, net of cash acquired	(141,056)	—
Purchases of investments	—	(70,000)
Proceeds from sale of property and equipment	197	304
Proceeds from investments	980	—
Net cash used in investing activities - continuing operations	(179,846)	(107,135)
Net cash provided by investing activities - discontinued operations	—	—
Total cash used in investing activities	$(179,846)	$(107,135)
Cash flows from financing activities:
Proceeds from long-term debt	$120,095	$70,000
Repayment of long-term debt	(68,898)	(35,234)
Proceeds from issuance of shares in connection with share-based compensation	17,566	4,504
Payment of tax withholdings related to net share settlements	(11,682)	(13,420)
Shares repurchased and retired	(63,322)	(40,950)
Net cash used in financing activities - continuing operations	(6,241)	(15,100)
Net cash provided by financing activities - discontinued operations	—	—
Total cash used in financing activities	$(6,241)	$(15,100)
Effect of exchange rate on cash, cash equivalents and restricted cash	1,379	(993)

Net change in cash, cash equivalents and restricted cash	(36,297)	16,883
Cash, cash equivalents and restricted cash at beginning of period	132,154	89,974
Less: Change in cash, cash equivalents and restricted cash - discontinued operations	(4)	3,663
Plus: Cash swept (to)/from discontinued operations	(4)	3,663
Cash, cash equivalents and restricted cash at end of period	$95,857	$106,857

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EBITDA
UNAUDITED

	For the Three Months Ended June 30, 2018
(in thousands)	PIRM	UWS	Corporate	Elim	CoreLogic
Net income/(loss) from continuing operations	$32,295	$85,868	$(59,631)	$—	$58,532
Income taxes	—	—	18,250	—	18,250
Depreciation and amortization	25,512	16,483	5,401	—	47,396
Interest expense, net	219	79	18,465	—	18,763
Share-based compensation	1,751	2,052	7,319	—	11,122
Non-operating gains	(2,700)	—	(72)	—	(2,772)
Efficiency investments	521	—	4,224	—	4,745
Transaction costs	1,747	—	827	—	2,574
Amortization of acquired intangibles included in equity in earnings of affiliates	233	—	—	—	233
Adjusted EBITDA	$59,578	$104,482	$(5,217)	$—	$158,843

	For the Three Months Ended June 30, 2017
(in thousands)	PIRM	UWS	Corporate	Elim	CoreLogic
Net income/(loss) from continuing operations	$31,470	$60,470	$(50,758)	$—	$41,182
Income taxes	—	—	18,461	—	18,461
Depreciation and amortization	24,132	13,605	5,134	—	42,871
Interest expense, net	463	392	13,088	—	13,943
Share-based compensation	1,413	2,264	5,095	—	8,772
Non-operating losses	679	6,304	1,020	—	8,003
Efficiency investments	—	—	181	—	181
Transaction costs	—	—	1,177	—	1,177
Amortization of acquired intangibles included in equity in losses of affiliates	157	87	—	—	244
Adjusted EBITDA	$58,314	$83,122	$(6,602)	$—	$134,834

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EPS
UNAUDITED

	For the Three Months Ended June 30,
(diluted income per share)	2018	2017
Net income from continuing operations	$0.71	$0.48
Share-based compensation	0.13	0.10
Non-operating (gains)/losses	(0.03)	0.09
Efficiency investments	0.06	—
Transaction costs	0.03	0.01
Depreciation and amortization of acquired software and intangibles	0.23	0.19
Income tax effect on adjustments	(0.13)	(0.15)
Adjusted EPS	$1.00	$0.72

CORELOGIC, INC.
RECONCILIATION TO FREE CASH FLOW
UNAUDITED

(in thousands)	For the Twelve Months Ended June 30, 2018
Net cash provided by operating activities - continuing operations	$391,897
Purchases of property and equipment	(41,649)
Purchases of capitalized data and other intangible assets	(36,377)
Free Cash Flow	$313,871